Exhibit 99.2

AMENDED ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009.

General

As discussed in Note 1 of these consolidated financial statements included in Amended Item 8, on August 3, 2010, MMC announced that it had completed the sale of Kroll to Altegrity, Inc. (“Altegrity”) for cash consideration of $1.13 billion. Accordingly, we have amended the consolidated results of operations, segment data and related disclosures contained in this management’s discussion and analysis and notes to the consolidated financial statements to reflect the results of Kroll as a discontinued operation.

Marsh & McLennan Companies, Inc. and Subsidiaries (“MMC”) is a global professional services firm providing advice and solutions in the areas of risk, strategy, and human capital. MMC’s subsidiaries include Marsh, which provides risk and insurance services; Guy Carpenter, which provides reinsurance services; Mercer, which provides human resource and related financial advice and services; Oliver Wyman Group, which provides management consulting and other services and Kroll, which provides risk consulting and technology services. MMC’s approximately 52,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC’s business segments are based on the services provided. Risk and Insurance Services includes risk management and insurance and reinsurance broking and services, provided primarily by Marsh and Guy Carpenter. Consulting, which comprises the activities of Mercer and Oliver Wyman Group, includes human resource consulting and related investment and outsourcing services, and specialized management, economic and brand consulting services. Risk Consulting & Technology, conducted through Kroll, includes risk consulting and related investigative, intelligence, financial, security and technology services. In the first quarter of 2010, Kroll completed the sale of Kroll Laboratory Specialists (“KLS”). On August 3, 2010, MMC completed the sale of Kroll to Altegrity for cash consideration of $1.13 billion. The account balances and activities of Kroll and KLS were segregated and reported as discontinued operations in the accompanying consolidated balance sheets and the accompanying consolidated statements of income. During the second quarter of 2009, Kroll sold Kroll Government Services (“KGS”), which has been classified as a discontinued operation. In 2008, MMC disposed of its U.S. and U.K. restructuring businesses to their respective management teams in separate leveraged buyouts.

With the Kroll disposition completed in August 2010, along with the previous disposals of other businesses between 2008 and 2010, MMC has now divested its entire Risk Consulting and Technology segment. As described in Note 1 to the consolidated financial statements, based on the terms and conditions of the divestitures of the corporate advisory and restructuring businesses in 2008, MMC determined it has “continuing involvement” in those businesses, as that term is used in SEC Staff Accounting Bulletin Topic 5e. Therefore classification of the corporate advisory and restructuring businesses (“CARG”) as discontinued operations is not appropriate, and their financial results in the current and prior periods are included in operating income. The runoff of MMC’s involvement in the CARG businesses is now managed by MMC corporate departments, and consequently, the financial results of these businesses are now included in “Corporate” for segment reporting purposes.

We describe the primary sources of revenue and categories of expense for each segment below, in our discussion of segment financial results. A reconciliation of segment operating income to total operating income is included in Note 17 to the consolidated financial statements included in Part II Item 8 in this report. The accounting policies used for each segment are the same as those used for the consolidated financial statements.

This MD&A contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See “Information Concerning Forward-Looking Statements” at the outset of this report.

Significant Developments

MMC’s historical financial information should be viewed in light of the significant developments discussed below.

¡	The reclassification of KLS and Kroll as discontinued operations for all periods presented.

¡

The settlement in the fourth quarter of 2009 of the securities and ERISA class action lawsuits filed in 2004. As a result, MMC recorded a $205 million charge in December 2009, which is tax deductible. Without admitting any liability or wrongdoing, MMC agreed to pay a total of $435 million to settle both lawsuits and received $230 million from its insurance carriers. A group of stockholders, representing approximately 4% of eligible shares, initially indicated their intent to opt out of this settlement, but subsequently agreed to opt in to the settlement for an additional payment of $25 million. This additional settlement cost has been accrued in the consolidated balance sheet at December 31, 2009. All claims related to these lawsuits are now fully resolved.

¡	Goodwill impairment charges of $315 million and $540 million in 2009 and 2008, respectively, related to MMC’s Risk Consulting & Technology segment.

¡

The impact of several acquisitions in the Risk and Insurance Services segment. In September 2009, Marsh acquired International Advisory Services, Ltd., the largest independent manager of captives and third-party insurance companies in Bermuda. In December 2009, Marsh acquired the NIA Group, LLC, one of the largest independent insurance agencies in the Northeast and the 34th largest agency in the U.S. In April 2009, Guy Carpenter completed the acquisition of John B. Collins Associates, Inc., previously the fifth-largest reinsurance intermediary in the U.S. and seventh-largest in the world. In October 2009, Guy Carpenter completed the acquisition of London-based specialty reinsurance broker Rattner Mackenzie Limited from HCC Insurance Holdings, Inc.

¡	The sale of Kroll Government Services (“KGS”) in the second quarter of 2009. The loss on the disposal and the results of its operations are included in discontinued operations.

In January 2005, MMC and its subsidiary Marsh Inc. entered into a settlement agreement with the New York State Attorney General (“NYAG”) and the New York State Insurance Department to settle a civil complaint relating to Marsh’s use of market service agreements with various insurance companies. Effective February 11, 2010, MMC, Marsh and their subsidiaries and affiliates entered into an Amended and Restated Agreement with the NYAG and the Superintendent of Insurance of the State of New York, which replaces the January 2005 Settlement Agreement. MMC, Marsh and their subsidiaries and affiliates are evaluating the potential impact of the changes contained in the Amended and Restated Agreement on their businesses.

Consolidated Results of Operations

For the Years Ended December 31, (In millions, except per share figures)	2009	2008	2007
Revenue	$9,831	$10,730	$10,370
Expense
Compensation and benefits	6,182	6,830	6,609
Other operating expenses	2,871	3,221	3,004
Operating expenses	9,053	10,051	9,613
Operating Income	$778	$679	$757
Income (Loss) from Continuing Operations	$531	$381	$502
Discontinued Operations, net of tax	(290)	(443)	1,987
Net Income (Loss)	$241	$(62)	$2,489
Net Income (Loss) Attributable to MMC	$227	$(73)	$2,475
Income (Loss) from Continuing Operations Per Share:
Basic	$0.97	$0.70	$0.88
Diluted	$0.96	$0.70	$0.88
Net Income (Loss) Per Share Attributable to MMC:
Basic	$0.43	$(0.13)	$4.49
Diluted	$0.42	$(0.14)	$4.45
Average number of shares outstanding:
Basic	522	514	539
Diluted	524	515	542
Shares outstanding at December 31,	530	514	520

Consolidated operating income was $778 million in 2009 compared with $679 million in the prior year. The 2009 results include a $230 million charge, net of insurance recoveries, for the settlement of the securities and ERISA class action lawsuits filed in 2004 and restructuring and other noteworthy items of $264 million. The 2008 operating results include restructuring and noteworthy items of $432 million. Excluding these charges, consolidated operating income was $1.3 billion in 2009 compared with $1.1 billion in 2008.

Risk and Insurance Services operating income increased $336 million to $796 million in 2009 compared with 2008, or 73%, resulting from improved results at both Marsh and Guy Carpenter, as well as a decrease of $80 million in restructuring and related charges.

Consulting operating income decreased $150 million to $405 million in 2009 primarily due to reduced profitability in the first and second quarters of the year, as both Mercer and Oliver Wyman Group saw revenue declines as a result of the difficult economic environment. The consulting segment was also impacted by currency exchange rate movements, particularly Sterling and the Euro, which reduced the translated amount of 2009 net operating income by approximately $60 million compared with 2008.

Corporate expenses were $420 million in 2009 compared to $255 million in 2008. In 2009, corporate expenses include a net charge of $230 million related to settlements of the class action lawsuits described above and $31 million of restructuring charges, compared with $85 million of restructuring charges recorded in 2008.

Discontinued operations include the operating results of Kroll for all years presented, including goodwill impairment charges of $315 million and $504 million in 2009 and 2008, respectively. Discontinued operations in 2007 also includes the gain on the sale of Putnam and Putnam’s operating results through August 2, 2007.

Consolidated net income attributable to MMC was $227 million in 2009, compared with a net loss of $73 million in the prior year.

Consolidated Revenues and Expenses

MMC conducts business in many countries, as a result of which the impact of foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, the revenue impact of acquisitions and dispositions may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to another by isolating these impacts. The impact of foreign currency exchange fluctuations, acquisitions and dispositions on MMC’s operating revenues by segment is as follows:

	Year Ended			Components of Revenue Change*
	December 31,				Acquisitions/
			% Change	Currency	Dispositions	Underlying
(In millions, except percentage figures)	2009	2008	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$4,319	$4,524	(5)%	(4)%	—	(1)%
Guy Carpenter	911	803	13%	(4)%	9%	8%
Subtotal	5,230	5,327	(2)%	(4)%	2%	0%
Fiduciary Interest Income	54	139	(61)%	(2)%	1%	(60)%
Total Risk and Insurance Services	5,284	5,466	(3)%	(4)%	2%	(1)%

Consulting
Mercer	3,327	3,642	(9)%	(5)%	—	(4)%
Oliver Wyman Group	1,282	1,554	(17)%	(4)%	1%	(15)%
Total Consulting	4,609	5,196	(11)%	(5)%	—	(7)%

Corporate and Other/Eliminations (a)	(62)	68

Total Revenue	$9,831	$10,730	(8)%	(4)%	—	(3)%

*	Components of revenue change may not add due to rounding.

(a)	Includes revenue related to the Corporate Advisory and Restructuring business of $1 million and $127 million in 2009 and 2008, respectively.

	Year Ended			Components of Revenue Change*
	December 31,				Acquisitions/
			% Change	Currency	Dispositions	Underlying
(In millions, except percentage figures)	2009	2008	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,555	$1,706	(9)%	(8)%	(1)%	0%
Asia Pacific	419	412	2%	(3)%	—	5%
Latin America	267	252	6%	(5)%	2%	9%
Total International	2,241	2,370	(5)%	(6)%	(1)%	2%
U.S. / Canada	2,078	2,154	(4)%	(1)%	1%	(4)%
Total Marsh	$4,319	$4,524	(5)%	(4)%	—	(1)%

Mercer:
Retirement	$1,091	$1,178	(7)%	(6)%	—	(1)%
Health and Benefits	857	898	(5)%	(3)%	(1)%	(1)%
Rewards, Talent & Communications	456	555	(18)%	(2)%	1%	(17)%
Total Mercer Consulting	2,404	2,631	(9)%	(4)%	—	(4)%
Outsourcing	620	702	(12)%	(6)%	—	(6)%
Investment Consulting & Management	303	309	(2)%	(8)%	—	6%
Total Mercer	$3,327	$3,642	(9)%	(5)%	—	(4)%

*	Components of revenue change may not add due to rounding.

	Year Ended			Components of Revenue Change*
	December 31,				Acquisitions/
			% Change	Currency	Dispositions	Underlying
(In millions, except percentage figures)	2008	2007	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$4,524	$4,369	4%	1%	—	2%
Guy Carpenter	803	854	(6)%	1%	—	(7)%
Subtotal	5,327	5,223	2%	1%	—	1%
Fiduciary Interest Income	139	177	(22)%	1%	—	(23)%
Total Risk and Insurance Services	5,466	5,400	1%	1%	—	0%

Consulting
Mercer	3,642	3,368	8%	—	1%	7%
Oliver Wyman Group	1,554	1,516	2%	1%	3%	(2)%
Total Consulting	5,196	4,884	6%	—	2%	4%

Corporate and Other /Eliminations (a)	68	86

Total Revenue	$10,730	$10,370	3%	1%	1%	1%

*	Components of revenue change may not add due to rounding.

(a)	Includes revenue related to the Corporate Advisory and Restructuring business of $127 million and $172 million in 2008 and 2007, respectively.

	Year Ended			Components of Revenue Change*
	December 31,				Acquisitions/
			% Change	Currency	Dispositions	Underlying
(In millions, except percentage figures)	2008	2007	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,706	$1,618	5%	2%	—	3%
Asia Pacific	412	374	10%	2%	—	8%
Latin America	252	239	6%	5%	(5)%	6%
Total International	2,370	2,231	6%	2%	—	4%
U.S. / Canada	2,154	2,138	1%	—	—	1%
Total Marsh	$4,524	$4,369	4%	1%	—	2%

Mercer:
Retirement	$1,178	$1,079	9%	—	4%	5%
Health and Benefits	898	827	9%	1%	—	8%
Rewards, Talent & Communications	555	509	9%	2%	(1)%	8%
Total Mercer Consulting	2,631	2,415	9%	1%	1%	7%
Outsourcing	702	682	3%	(1)%	—	4%
Investment Consulting & Management	309	271	14%	(2)%	—	16%
Total Mercer	$3,642	$3,368	8%	—	1%	7%

*	Components of revenue change may not add due to rounding.

Revenue

Consolidated revenue for 2009 decreased 8% to $9.8 billion compared with $10.7 billion in 2008, reflecting a 3% decrease in underlying revenue and a 4% negative impact of foreign currency translation.

Revenue in the Risk and Insurance Services segment decreased 3% compared with 2008. Underlying revenue decreased 1% for the total Risk and Insurance Services segment, reflecting an 8% increase in Guy Carpenter, that was more than offset by a 1% decrease in Marsh and a 60% decrease in fiduciary interest income. Consulting revenue decreased 11%, resulting from a 9% decrease at Mercer and 17% decline at the Oliver Wyman Group. On an underlying basis, revenue decreased 7% reflecting a 4% decrease in Mercer, and a 15% decrease in the Oliver Wyman Group.

In 2008, Risk and Insurance Services revenue increased 1% compared with 2007. Underlying revenue growth was flat for the total Risk and Insurance Services segment, reflecting a 2% increase in Marsh, offset by a 7% decrease in Guy Carpenter, and a 23% decrease in fiduciary interest income. Consulting revenue increased 6%, resulting from an 8% increase in Mercer’s businesses and 2% growth in the Oliver Wyman Group. On an underlying basis, revenue increased 4% reflecting a 7% increase in Mercer, and a decrease of 2% in the Oliver Wyman Group.

Expenses

Consolidated operating expenses decreased 10% in 2009 compared with the same period in 2008. In 2009, MMC recorded a $230 million charge, net of insurance recoveries, for the settlement of the securities and ERISA class action lawsuits filed in 2004. Restructuring and other noteworthy charges in 2009 of $264 million decreased $168 million from charges of $432 million in 2008. Excluding these charges, expenses were $8.6 billion in 2009 compared with $9.6 billion in 2008, or a decrease of 11%. The decrease reflects a 4% decline due to the impact of foreign currency exchange, a 1% decline due to the impact of dispositions and a 5% decline in underlying expenses. The decrease in underlying expenses is due to generally lower expenses, primarily in base salary, employee benefits, travel and entertainment, outside services, facilities, equipment and recoverable expenses from clients. This reflects the Company’s continued effort to monitor and control expenses.

Consolidated operating expenses in 2008 increased 5%, which included a $276 million increase from restructuring and noteworthy charges in 2008 as compared with 2007. Excluding these items, expenses increased 2% in 2008 compared with 2007 and were essentially flat on an underlying basis.

Restructuring

Actions Initiated in 2009

In 2009, MMC implemented restructuring actions which resulted in costs totaling $229 million, primarily related to severance and benefits and costs for future rent and other real estate costs. These costs were incurred as follows: Risk and Insurance Services - $171 million, Consulting - $45 million and Corporate - $13 million. These activities resulted in the elimination of approximately 1,500 positions at Marsh, 100 positions at Guy Carpenter, 600 positions at Mercer and 40 positions at Corporate. The annualized cost savings from these actions are expected to be approximately $200 million.

Actions Initiated Prior to 2009

Prior to 2009, MMC implemented several restructuring and cost-savings initiatives related to firm-wide infrastructure, organization structure and operating company business processes. During 2009, MMC incurred restructuring costs of $14 million in connection with actions initiated in prior years, primarily due to adjustments to the estimated future rent and real estate costs related to previously vacated space in MMC’s New York headquarters building.

Putnam Transaction

On August 3, 2007, Great-West Lifeco Inc. completed its purchase of Putnam Investments Trust for $3.9 billion in cash. The gain on disposal and Putnam’s results of operations through the date of sale are included in discontinued operations in the accompanying consolidated statements of income. As described in Note 5 to the consolidated financial statements, MMC provided certain indemnities related to the transaction, and also has established liabilities for uncertain tax positions. As these issues are resolved, or as facts and circumstances related to these issues change in the future, the related liabilities will be adjusted and recorded in discontinued operations.

Other Businesses Exited

In February 2010, Kroll sold KLS, its substance abuse testing business for $110 million. On August 3, 2010, MMC completed its sale of Kroll to Altegrity. The account balances and activities of Kroll and KLS have been segregated and reported as discontinued operations in the accompanying financial statements for all periods presented. The after-tax loss on the disposal of KLS is included in discontinued operations in the first quarter of 2010. The disposal transaction of Kroll will be recorded in MMC’s consolidated financial statements during the third quarter of 2010.

During the second quarter of 2009, Kroll sold Kroll Government Services (“KGS”). The financial results of KGS are included in discontinued operations.

During the fourth quarter of 2008, MMC sold its U.S. and U.K. restructuring businesses to their respective management teams in separate leveraged buyouts. Based on the terms and conditions of the disposals, MMC determined it has “continuing involvement” in these businesses, as that term is used in SEC Staff Accounting Bulletin Topic 5e. Therefore, the results of these businesses, including the loss on disposal, are included in continuing operations. MMC recorded a loss of $28 million on the disposition of the U.K. Corporate Advisory and Restructuring businesses. The net assets of these U.K. businesses were written-off upon transfer to the new owners. MMC will receive royalties on future revenue of these businesses over the next three years. The royalties will be recognized when earned under the terms of the contract and when collectibility is reasonably assured. The transfer of the U.S. restructuring business was financed with a seller note. If MMC receives interest and principal payments as scheduled for the U.S. business, it will recover the value of the net assets transferred to the new owners and recognize a gain on the disposal of $18 million. Through December 31, 2009, MMC recognized $1 million of royalty payments related to the U.K. businesses and $1 million of the deferred gain related to the U.S. business.

Risk and Insurance Services

In the Risk and Insurance Services segment, MMC’s subsidiaries and other affiliated entities act as brokers, agents or consultants for insureds, insurance underwriters and other brokers in the areas of risk management, insurance broking and insurance program management services, primarily under the name of Marsh; and engage in reinsurance broking, catastrophe and financial modeling services and related advisory functions, primarily under the name of Guy Carpenter.

Marsh and Guy Carpenter are compensated for brokerage and consulting services primarily through fees paid by clients and/or commissions paid out of premiums charged by insurance and reinsurance companies. Commission rates vary in amount depending upon the type of insurance or reinsurance coverage provided, the particular insurer or reinsurer, the capacity in which the broker acts and negotiations with clients. Revenues are affected by premium rate levels in the insurance/reinsurance markets, the amount of risk retained by insurance and reinsurance clients themselves and by the value of the risks that have been insured since commission based compensation is frequently related to the premiums paid by insureds/reinsureds. In many cases, compensation may be negotiated in advance, based on the types and amounts of risks to be analyzed by MMC and ultimately placed into the insurance market or retained by the client. The trends and comparisons of revenue from one period to the next will therefore be affected by changes in premium rate levels, fluctuations in client risk retention, and increases or decreases in the value of risks that have been insured, as well as new and lost business, and the volume of business from new and existing clients.

Marsh and Guy Carpenter receive interest income on certain funds (such as premiums and claims proceeds) held in a fiduciary capacity for others. The investment of fiduciary funds is regulated by state and other insurance authorities. These regulations typically provide for segregation of fiduciary funds and limit the types of investments that may be made with them. Interest income from these investments varies depending on the amount of funds invested and applicable interest rates, both of which vary from time to time. For presentation purposes, fiduciary interest is segregated from the other revenues of Marsh and Guy Carpenter and separately presented within the segment, as shown in the revenue by segments charts earlier in this MD&A.

The results of operations for the Risk and Insurance Services segment are presented below:

(In millions of dollars)	2009	2008	2007
Revenue	$5,284	$5,466	$5,400
Compensation and Benefits	3,023	3,299	3,318
Other Operating Expenses	1,465	1,707	1,740
Expense	4,488	5,006	5,058
Operating Income	$796	$460	$342
Operating Income Margin	15.1%	8.4%	6.3%

Revenue

Revenue in Risk and Insurance Services decreased 3% in 2009 compared with 2008, reflecting a 4% negative impact of foreign currency exchange fluctuations, a 1% decrease on an underlying basis partly offset by a 2% increase from acquisitions.

In Marsh, revenue decreased 5% from 2008, reflecting a 4% negative impact of currency translation and a 1% decrease in underlying revenue. These results reflect the continued difficult economic environment, in addition to the pressure on insurance premium levels, commissions and fees. Despite these difficult conditions, on a geographic basis, Marsh’s International revenue increased 2% on an underlying basis reflecting a 9% increase in Latin America and a 5% increase in Asia Pacific, reflecting strong new business production on a global basis, offset by a decrease of 4% in the U.S. / Canada region.

Guy Carpenter’s revenue of $911 million in 2009 increased 13% compared with the prior year, or 8% on an underlying basis. The increase in underlying revenue was primarily due to higher client revenue retention and an increase in new business. In April 2009, Guy Carpenter completed the acquisition of John B. Collins Associates, Inc., previously the fifth-largest reinsurance intermediary in the U.S. and seventh-largest in the world. In October 2009, Guy Carpenter completed the acquisition of London-based specialty reinsurance broker Rattner Mackenzie Limited from HCC Insurance Holdings, Inc. These acquisitions contributed 7% to the year-over-year revenue growth.

Fiduciary interest income for the Risk and Insurance Services segment was $54 million in 2009, a decrease of 61% compared with the same period of 2008, driven by lower interest rates.

Revenue in Risk and Insurance Services increased 1% in 2008 compared with 2007, reflecting the positive impact of foreign currency exchange fluctuations, and was flat on an underlying basis.

Marsh’s revenue increased 4% in 2008 compared with 2007, reflecting a 1% positive impact of currency translation and a 2% increase in underlying revenue. Client revenue retention increased by 3 percentage points over 2007. New business production was also strong. On a geographic basis, Marsh’s international revenue increased 6% while the U.S. / Canada region increased 1% compared with 2007.

Guy Carpenter revenue decreased 6% in 2008 compared with 2007, or 7% on an underlying basis. Reinsurance premium rates declined during the year across most coverages.

Fiduciary interest income for the segment decreased 22% in 2008 compared with 2007, or 23% on an underlying basis, primarily due to lower interest rates, and to a lesser extent, lower average invested funds.

Expense

Expenses in the Risk and Insurance Services segment decreased 10% in 2009, compared with the prior year. Underlying expenses decreased 8% with the remaining reduction due to the impact of foreign currency exchange of 4% partly offset by an increase of 1% due to the impact of acquisitions. The decline in underlying expenses reflects lower compensation and benefit costs and a decrease in other operating cost categories, as the Company continues its efforts to monitor and control expenses. Despite increased variable compensation, total compensation and benefits expense decreased reflecting lower total base compensation due to the reductions in the number of employees as a result of restructuring activities. The decrease in other expenses includes a reduction in professional liability costs reflecting the impact of a $33 million charge recorded in the third quarter of 2008 and a reduction of $39 million in net settlement, legal and regulatory costs (reduced by insurance recoveries in 2009). The expense decrease also reflects lower restructuring and related costs in 2009 as compared with 2008.

In 2008, expenses in the Risk and Insurance Services segment decreased 1% compared with the prior year, reflecting a 2% decrease in underlying expenses, partly offset by a 1% increase related to the impact of foreign exchange. The reduction in compensation and benefits expense in 2008 compared with 2007 reflects a reduction in headcount during the year and a decline in benefits expenses partly offset by increased incentive compensation costs and higher severance costs at both Marsh and Guy Carpenter. The decrease in other expenses reflects the continued focus on expense control and primarily relates to reductions in travel, entertainment, meetings, marketing and advertising. These decreases were partly offset by higher restructuring and related costs in 2008 compared with 2007, and a $33 million charge in the third quarter of 2008 related to a professional liability claim.

Consulting

MMC conducts business in its Consulting segment through two main business groups. Mercer provides consulting expertise, advice, services and solutions in the areas of retirement, health & benefits, rewards, talent & communications, outsourcing, and investment consulting & management. Oliver Wyman Group provides specialized management and economic and brand consulting services.

The major component of revenue in the Consulting segment business is fees paid by clients for advice and services. Mercer, principally through its health & benefits line of business, also earns revenue in the form of commissions received from insurance companies for the placement of group (and occasionally individual) insurance contracts, primarily life, health and accident coverages. Revenue for Mercer’s investment management business and certain of Mercer’s outsourcing businesses consists principally of fees based on assets under management or administration.

Revenue in the Consulting segment is affected by, among other things, global economic conditions, including changes in clients’ particular industries and markets. Revenue is also subject to competition due to the introduction of new products and services, broad trends in employee demographics, including levels of employment, the effect of government policies and regulations, and fluctuations in interest and foreign exchange rates. Revenues from the provision of investment management services and retirement trust and administrative services are significantly affected by securities market performance.

The results of operations for the Consulting segment are presented below:

(In millions of dollars)	2009	2008	2007
Revenue	$4,609	$5,196	$4,884
Compensation and Benefits	2,917	3,204	2,953
Other Operating Expenses	1,287	1,437	1,325
Expense	4,204	4,641	4,278
Operating Income	$405	$555	$606
Operating Income Margin	8.8%	10.7%	12.4%

Revenue

Consulting revenue in 2009 decreased 11% compared with the same period in 2008, or 7% on an underlying basis. Due to the difficult economic conditions, both Mercer and Oliver Wyman experienced decreased demand for consulting services in 2009. Mercer’s revenue decreased 9%, or 4% on an underlying basis, reflecting decreases in underlying revenue in consulting and outsourcing of 4% and 6%, respectively, partly offset by an increase in investment consulting and management of 6%. Within Mercer’s consulting lines, underlying revenue in retirement decreased 1% versus prior year, health and benefits decreased 1% and rewards, talent & communications decreased 17%. Oliver Wyman’s revenue decreased 17%, or 15% on an underlying basis, compared with the prior year.

Consulting revenue in 2008 increased 6% compared with 2007 comprising 8% growth at Mercer and 2% growth at the Oliver Wyman Group. Revenue for the segment increased 4% on an underlying basis. Within Mercer, the revenue increase of 8% reflects growth in retirement of 9%, health and benefits of 9%, other consulting lines of 9%, outsourcing of 3% and investment consulting & management of 14%. Mercer’s revenue grew 7% on an underlying basis. Revenue for the Oliver Wyman Group grew 2%, but decreased 2% on an underlying basis, compared with the same period in 2007.

Expense

Consulting expenses decreased 9% in 2009 compared with the same period in 2008, reflecting a 4% decrease from the impact of foreign exchange rates and a 6% decrease on an underlying basis. The decline in underlying expenses reflects a decrease in base salaries and employee benefits due to decreased staff levels along with cost reductions in all discretionary expense categories and lower recoverable expenses from clients. These decreases were partly offset by an increase in professional liability costs of approximately $30 million, primarily reflecting a legal settlement at Mercer, and higher severance costs at Oliver Wyman due to capacity reductions.

Consulting expenses increased 8% in 2008 compared with 2007, or 6% on an underlying basis. Compensation and benefit costs increased due to a higher volume of activity at Mercer, largely in the first three quarters of the year. As part of its ongoing effort to realize operational efficiencies, Mercer reduced its headcount in the fourth quarter of 2008, resulting in a $40 million restructuring charge. The increase in other operating expenses reflects a $70 million increase resulting from expenses that are reimbursable by clients.

Corporate and Other

With the disposition of Kroll in August 2010, along with previous divestiture transactions between 2008 and 2010, MMC has now divested its entire Risk Consulting and Technology segment. As described in Note 1 to the consolidated financial statements, based on the terms and conditions of the divestitures of the corporate advisory and restructuring businesses in 2008, MMC determined it has “continuing involvement” in those businesses, as that term is used in SEC Staff Accounting Bulletin Topic 5e. Therefore classification of the corporate advisory and restructuring businesses (“CARG”) as discontinued operations is not appropriate, and their financial results in the current and prior periods are included in operating income. The runoff of MMC’s involvement in the CARG businesses is now managed by MMC corporate departments, and consequently, the financial results of these businesses are now included in “Corporate” for segment reporting purposes.

The following results of Corporate and Other includes the Corporate Advisory and Restructuring operations:

(In millions of dollars)	2009	2008	2007
Corporate Advisory and Restructuring:
Revenue	$1	$127	$172
Expense	4	208	163
Operating Income	(3)	(81)	9
Corporate Expense	(420)	(255)	(200)
Operating Income	$(423)	$(336)	$(191)

Corporate expenses in 2009 were $420 million compared to $255 million in 2008. Expenses in 2009 include a $230 million charge related to the settlement of the securities and ERISA class action lawsuits described above. Restructuring and related charges in 2009 were $31 million compared with $85 million in 2008. Excluding these charges, expenses would have decreased 6%. This decrease is due to lower consulting and legal fees in 2009 compared to 2008.

Corporate expenses were $255 million in 2008, compared to $200 million in 2007. In 2008, expenses include $85 million of restructuring and related charges comprising a $62 million charge related to estimated future rent and other real estate costs to exit five floors in MMC’s New York headquarters building and previously vacated space in the U.K. and other locations. In 2007, restructuring and related items were $28 million. Expenses in 2008 include a $10 million credit for a payment from U.S. Investigative Services, Inc. (“USIS”) in connection with the hiring of MMC’s former CEO, partly offset by costs related to the departure of several senior executives.

Expenses for the Corporate Advisory and Restructuring business reflect a goodwill impairment charge of $36 million in 2008.

Discontinued Operations

On August 3, 2010, MMC completed its sale of Kroll to Altegrity for cash proceeds of $1.13 billion. The account balances and activities of Kroll have been segregated and reported as discontinued operations in the accompanying consolidated balance sheets and the accompanying consolidated statements of income.

In the first quarter of 2010, Kroll completed the sale of KLS. The operating results of KLS have been reclassified into discontinued operations.

In the second quarter of 2009, Kroll completed the sale of KGS. The loss on the disposal of KGS and its financial results for 2007 through 2009 are included in discontinued operations. Discontinued operations in 2009 also includes the accretion of interest as well as changes in estimates related to an indemnity for uncertain tax positions provided as part of the Putnam transaction.

Results of discontinued operations in 2008 include the effects of four discontinued operations – Putnam, Mediservice, KGS and Kroll Crucible – which are discussed in more detail below.

With regard to Putnam, discontinued operations in 2008 includes (1) the impact of immaterial corrections and other adjustments to the fourth quarter of 2007 tax provision related to the transaction, (2) adjustments to the tax provision to reflect differences between tax returns filed in 2008 and the initial estimated provisions, and (3) interest on liabilities for certain tax-related indemnities provided as part of the transaction. In the first quarter of 2008, Marsh completed the sale of Mediservice, a claims administration operation in Brazil. The gain on this disposal, net of tax, is included in discontinued operations in 2008. In the third quarter of 2008, Kroll completed the sale of Kroll Crucible (“Crucible”), a division of its government services operation. The loss on this disposal, net of tax, is included in discontinued operations in 2008.

In 2007, discontinued operations include the gain on the sale of Putnam, Putnam’s operating income through August 2, 2007 and the operating results for KGS.

Summarized Statements of Income data for discontinued operations are as follows:

For the Years Ended December 31, (In millions of dollars)	2009	2008	2007
Revenue	$699	$866	$1,613
(Loss) income before income taxes	$(259)	$(415)	$248
Income taxes	24	24	109
Income (loss) from discontinued operations	(283)	(439)	139

Gain on disposal of discontinued operations	8	29	2,965
Income taxes	15	33	1,117
(Loss) gain on disposal of discontinued operations	(7)	(4)	1,848
Discontinued operations, net of tax	$(290)	$(443)	$1,987

Corporate Items

Interest

Interest income earned on corporate funds amounted to $17 million in 2009, compared with $47 million in 2008. The decrease in interest income is due to lower average interest rates in 2009 compared with the prior year. Interest expense of $241 million in 2009 increased $21 million from the prior year. This increase is primarily due to the pre-funding in the first quarter of the $400 million of senior notes that matured in June 2009, the higher interest rate on the new bonds compared with those that matured, as well as higher interest expense associated with acquisition related liabilities. MMC used the proceeds of the newly issued senior notes to fund the maturity of $400 million of senior notes in June 2009.

Corporate interest income decreased from $95 million in 2007 to $47 million in 2008. The decrease primarily reflects the combined effect of lower average interest rates and a lower level of invested balances in 2008 compared with the prior year. The invested balances in the second half of 2007 were higher primarily due to proceeds received from the Putnam transaction, which were subsequently used to repurchase MMC shares, pay down debt and pay taxes on the gain on the disposal. Interest expense of $220 million in 2008 decreased from $266 million in 2007. The decrease in interest expense is due to a decrease in the average level of debt outstanding compared to the prior year.

Investment Income (Loss)

In 2009, investment losses were $2 million compared with a $12 million loss in the prior year. The decrease reflects lower mark-to-market declines on Risk Capital Holdings’ private equity investments recorded in 2009 compared to 2008 and realized gains relating to the sale of equity securities recorded in 2009. The gains of $173 million recorded in 2007 primarily related to mark-to-market gains on private equity fund investments and gains from the sale of investments.

Income Taxes

MMC’s consolidated effective tax rate in 2009 was 3.8%. The tax rate reflects reductions relating to a decrease in the liability for unrecognized tax benefits and foreign operations taxed at rates lower than the U.S. statutory tax rate. The decrease in the liability for unrecognized tax benefits resulted from expiring statutes of limitations, audit settlements and changes in estimates.

MMC’s consolidated effective tax rate in 2008 was 22.9%. The tax rate reflects foreign operations taxed at rates lower than the U.S. rate. It also reflects a federal benefit on deferred state taxes, largely offset by other deferred tax adjustments.

The 2007 consolidated effective tax rate of 33.8% primarily reflects the unfavorable impact of international tax law changes in 2007.

The lower tax rate generally attributed to MMC’s foreign operations reflects income taxed at rates lower than the 35% U.S. federal tax rate, net of the U.S. tax impact of repatriation of foreign earnings. The reduced effective tax rate primarily reflects lower corporate tax rates that prevail outside of the U.S., enhanced by planning that further reduces the impact of taxes worldwide. Under current U.S. tax law, the Company anticipates its non-U.S. operations will continue to incur taxes at rates under 35%, although the percentage impact on the tax rate is expected to moderate as increases in U.S. pretax income change the geographic mix of income.

Nevertheless, the effective tax rate is expected to remain significantly variable for the foreseeable future. The rate is sensitive to the geographic mix and repatriation of MMC’s earnings, which may have a favorable or unfavorable impact on the rate. This also could result in foreign tax credit carryforwards arising in future periods for which a valuation allowance may be required. Losses in certain jurisdictions cannot be offset by earnings from other operations, and may require valuation allowances affecting the rate, depending on estimates of the realizability of associated deferred tax assets. The tax rate is also sensitive to changes in unrecognized tax benefits, including the impact of settled tax audits and expired statutes of limitation.

The realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which the tax benefits are deductible or creditable. MMC and Marsh have been profitable globally. However, tax liabilities are determined and assessed on a legal entity and jurisdictional basis. Certain taxing jurisdictions allow or require combined or consolidated tax filings. In the United States, certain groups within MMC, which file on a combined basis, and certain entities within Marsh’s operations, which file on a separate entity basis, incurred losses for the last two years as well as the current year. MMC assessed the realizability of its domestic deferred tax assets, particularly state deferred tax assets of Marsh relating to jurisdictions in which it files separate tax returns, state deferred tax assets of all of MMC’s domestic operations related to jurisdictions in which MMC files a unitary or combined state tax return, and foreign tax credit carryforwards in MMC’s consolidated U.S. federal tax return. When making its assessment about the realization of its domestic deferred tax assets at December 31, 2009, MMC considered all available evidence, placing particular weight on evidence that could be objectively verified. The evidence considered included (i) the nature, frequency, and severity of current and cumulative financial reporting losses, (ii) actions completed that are designed to reduce capacity and adjust to lower demand in the current economic environment, (iii) profit trends evidenced by recent improvements in MMC’s and Marsh’s operating performance, (iv) the nonrecurring nature of some of the items that contributed to the cumulative losses, (v) the carryforward periods for the net operating losses (“NOLs”) and foreign tax credit carryforwards, (vi) the sources and timing of future taxable income, giving weight to sources according to the extent to which they can be objectively verified, and (vii) tax planning strategies that would be implemented, if necessary, to accelerate utilization of NOLs. Based on its assessment, MMC concluded that it is more likely than not that a substantial portion of these deferred tax assets are realizable and a valuation allowance was recorded to reduce the domestic tax assets to the amount that MMC believes is more likely than not to be realized. In the event sufficient taxable income is not generated in future periods, additional valuation allowances of up to $170 million could be required relating to these domestic deferred tax assets. The realization of the remaining U.S. federal deferred tax assets is not as sensitive to U.S. profits because it is supported by anticipated repatriation of future earnings from MMC’s profitable global operations. In addition, when making its assessment about the realization of its domestic deferred tax assets at December 31, 2009, MMC continued to assess the realizability of deferred tax assets of certain other entities with a history of recent losses, including other U.S. entities that file separate state tax returns and foreign subsidiaries, and recorded valuation allowances as appropriate.

Changes in tax laws or tax rulings may have a significant adverse impact on our effective tax rate. For example, proposals for fundamental U.S. international tax reform, such as the recent proposal by President Obama’s Administration, if enacted, could have a significant adverse impact on the effective tax rate.

Liquidity and Capital Resources

MMC’s liquidity needs are primarily for operating expenses, servicing debt, funding pension obligations, paying dividends on outstanding stock, funding acquisitions and capital expenditures. As a holding company, MMC’s primary source for meeting these requirements is cash flows from operating subsidiaries. Other sources of liquidity include borrowing facilities discussed below in financing cash flows.

Cash on our consolidated balance sheet includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown separately in the consolidated balance sheet as an offset to fiduciary liabilities. Fiduciary funds cannot be used for general corporate purposes, and should not be considered as a source of liquidity for MMC.

Operating Cash Flows

MMC generated $640 million of cash from operations in 2009 compared with $940 million in 2008. These amounts reflect the net income (loss) reported by MMC during those periods, excluding gains or losses from investments and the disposition of businesses, adjusted for non-cash charges and changes in working capital which relate, primarily, to the timing of payments for accrued liabilities or receipts of assets. Cash generated from the disposition of businesses is included in investing cash flows. In December 2009, MMC paid $435 million into settlement funds related to the securities and ERISA class action lawsuits described above. Through December 31, 2009, MMC collected $163 million of the total $230 million recovery from its insurers. The remaining $67 million of insurance recoveries, which were received in January 2010, are recorded in other receivables in the consolidated balance sheet at December 31, 2009. As described above, MMC accrued an additional $25 million of settlement costs, which is included in accounts payable and accrued expenses in the consolidated balance sheet at December 31, 2009. In 2007, cash outflows included tax payments of $933 million related to the disposition of businesses, primarily Putnam. Although the cash proceeds from the Putnam transaction are included in investing cash flows, the applicable accounting literature specifies that the related payment of taxes be included in operating cash flows and not allocated to other cash flow categories.

MMC’s expected funding for its U.S. non-qualified and non-U.S. pension plans in 2010 is approximately $25 million and $250 million, respectively. MMC’s policy for funding its tax-qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign laws. There currently is no ERISA funding requirement for the U.S. qualified plan for 2009 or 2010. Funding requirements for non-U.S. plans vary by country. Contribution rates are determined by the local actuaries based on local funding practices and requirements. Funding amounts may be influenced by future asset performance, the level of discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not due under regulatory requirements, may be affected by alternative uses of MMC’s cash flows, including dividends, investments and share repurchases.

During 2009, MMC’s defined benefit pension plan assets experienced investment gains of 13% in the U.S. and 15% in the U.K., our largest plan. In 2008, defined benefit plan assets experienced investment losses of 18% in the U.S. and 14% in the U.K. due to the severe downturn in the global equity markets.

Pension liabilities are largely impacted by the discount rate set as of year-end. In the U.S., interest rates used to discount liabilities continued to decline during 2009, resulting in a lower year-end discount rate in 2009 than the prior year-end. This contributed to the increase in the projected benefit obligation for the U.S. plans from 2008 to 2009. While our U.S. plans show a funding deficit as of the end of 2009, no contributions to the U.S. qualified plan are required in 2010.

Our U.K. plan liabilities increased in local currency terms in 2009, primarily due to the decrease in the discount rate. In addition to scheduled contributions made to the U.K. plan throughout 2009, in the first half of the year, we made discretionary pension contributions of approximately $150 million to the plan. These contributions are included in the $400 million of contributions to non-U.S. plans noted below. Overall, MMC’s aggregate pension expense in 2010 is expected to increase by approximately $110 million before the partly-offsetting impacts on bonuses and other incentive compensation and possible movement of foreign exchange rates.

During 2009, MMC contributed $22 million to the U.S. pension plans and approximately $400 million to the significant non-U.S. pension plans, compared with $20 million for U.S. plans and $250 million for significant non-U.S. plans in 2008.

Financing Cash Flows

Net cash used for financing activities was $464 million in 2009 compared with $643 million of net cash used for financing activities in 2008. MMC reduced outstanding debt by approximately $10 million and $260 million in 2009 and 2008, respectively. During 2007, MMC reduced outstanding debt by approximately $1.1 billion and repurchased $1.3 billion of its common stock. These actions are discussed more fully below.

Debt

During 2009, MMC’s 7.125% ten-year $400 million bond matured. MMC used cash on hand as well as the proceeds from the issuance of 9.25% ten-year $400 million senior notes in the first quarter to manage liquidity, including the funding of the maturing notes.

During 2008, MMC’s 3.625% five-year fixed rate $250 million senior notes matured. MMC used cash on hand to manage liquidity, including the repayment of these notes.

During 2007, MMC utilized commercial paper and bank borrowings, as well as cash on hand, to manage liquidity, including the funding of maturing bonds and the repurchase of shares. In the first quarter of 2007, MMC’s 5.375% five-year $500 million senior notes matured. MMC’s three-year floating rate $500 million senior notes matured in the third quarter of 2007. MMC used a portion of its proceeds from the Putnam transaction to pay down outstanding commercial paper and revolving credit facility borrowings. At December 31, 2008, no commercial paper or revolving credit facility borrowings were outstanding.

In the first quarter of 2009, Marsh acquired the remaining minority interest of a previously majority owned entity for total purchase consideration of $47 million reflecting cash paid of $24 million and future consideration of $23 million.

On October 23, 2009, MMC and certain of its foreign subsidiaries entered into a new $1.0 billion multi-currency three-year unsecured revolving credit facility, which replaced the $1.2 billion facility that was previously in place. The interest rate on this facility varies based upon MMC’s credit ratings and MMC’s credit default swap levels, subject to floors and caps. The facility requires MMC to maintain certain coverage and leverage ratios which are tested quarterly. There were no borrowings outstanding under this facility at December 31, 2009.

MMC’s senior debt is currently rated Baa2 by Moody’s and BBB- by Standard & Poor’s. MMC’s short-term debt is currently rated P-2 by Moody’s and A-3 by Standard & Poor’s. MMC carries a stable outlook from both Moody’s and Standard & Poor’s.

MMC also maintains other credit facilities, guarantees and letters of credit with various banks, primarily related to operations located outside the United States, aggregating $250 million at December 31, 2009 and $285 million at December 31, 2008. There were no outstanding borrowings under these facilities at December 31, 2009.

Share Repurchases

In August 2007, MMC entered into an $800 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $800 million purchase price and took delivery from the counterparty of an initial tranche of 21,320,530 shares of MMC common stock, which were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the delivery date. This number of shares was the quotient of the $800 million purchase price divided by a contractual “cap” price of $37.5225 per share. Based on the market price of MMC’s common stock over the subsequent settlement period, in March 2008 the counterparty delivered to MMC an additional 10,751,000 shares for no additional payment and the transaction was concluded. MMC thus repurchased a total of 32,071,630 shares at an average price per share to MMC of $24.9442. The repurchased shares were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the respective delivery dates. This transaction was effected under a $1.5 billion share repurchase authorization granted by MMC’s Board of Directors in August 2007. MMC remains authorized to repurchase additional shares of its common stock up to a value of $700 million. There is no time limit on this authorization.

In May 2007, MMC entered into a $500 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $500 million purchase price and took delivery from the counterparty of an initial tranche of 13,464,749 shares of MMC common stock. Based on the market price of MMC’s common stock over the subsequent settlement period, in July 2007 the counterparty delivered to MMC an additional 2,555,519 shares for no additional payment and the transaction was concluded. MMC thus repurchased a total of 16,020,268 shares in the transaction, for a total cost of $500 million and an average price per share to MMC of $31.2105. The repurchased shares were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the respective delivery dates. This transaction was effected under a $500 million share repurchase authorization granted by MMC’s Board of Directors in May 2007.

Dividends

MMC paid total dividends of $431 million in 2009 ($0.80 per share), $412 million ($0.80 per share) in 2008 and $413 million ($0.76 per share) in 2007.

Investing Cash Flows

Net cash used for investing activities amounted to $236 million in 2009. This compares with $348 million of net cash used for investing activities in 2008. Cash used for acquisitions totaled $73 million in 2009 compared with $126 million in 2008. Remaining deferred cash payments of approximately $119 million related to acquisitions completed in 2009 and prior years are recorded in accounts payable and accrued liabilities or in other liabilities in the consolidated balance sheets at December 31, 2009. Cash provided by the sale of securities was $42 million and $20 million in 2009 and 2008, respectively.

The Company received $1.13 billion from the sale of Kroll. MMC will analyze various alternatives for the use of the proceeds and available tax benefits including acquisitions, adjustments to our capital structure such as debt repayment and/or share repurchases, and investments in our existing businesses.

MMC’s additions to fixed assets and capitalized software, which amounted to $305 million in 2009 and $386 million in 2008, primarily relate to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.

In 2007, MMC generated $3.0 billion of cash from investing activities primarily due to the Putnam transaction.

MMC has committed to potential future investments of approximately $81 million in connection with its investments in Trident II and other funds managed by Stone Point Capital, LLC. The majority of

MMC’s investment commitments for funds managed by Stone Point Capital, LLC are related to Trident II, the investment period for which is now closed for new investments. Any remaining capital calls for Trident II would relate to follow-on investments in existing portfolio companies or for management fees or other partnership expenses. Significant future capital calls related to Trident II are not expected. Although it is anticipated that Trident II will be harvesting its remaining portfolio, the timing of any portfolio company sales and capital distributions is unknown and not controlled by MMC.

Commitments and Obligations

The following identifies MMC’s future contractual obligations by the types identified in the table below as of December 31, 2009:

	Payment due by Period
Contractual Obligations (In millions of dollars)	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years

Current portion of long-term debt	$558	$558	$—	$—	$—
Long-term debt	3,041	—	267	919	1,855
Interest on long-term debt	1,726	214	362	319	831
Net operating leases	2,336	348	582	422	984
Service agreements	430	110	131	89	100
Other long-term obligations	119	43	65	4	7
Total	$8,210	$1,273	$1,407	$1,753	$3,777

The above does not include unrecognized tax benefits of $206 million as MMC is unable to reasonably predict the timing of settlement of these liabilities, other than approximately $16 million that may become payable during 2010. The above does not include the indemnified liabilities discussed in Note 16 as MMC is unable to reasonably predict the timing of settlement of these liabilities. The above does not include pension liabilities of $937 million because the timing and amount of ultimate payment of such liability is dependent upon future events, including, but not limited to, future returns on plan assets, and changes in the discount rate used to measure the liabilities. MMC expects to contribute $25 million and $250 million in 2010 to its U.S. non-qualified and non-U.S. pension plans, respectively.

Market Risk and Credit Risk

Certain of MMC’s revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates and equity markets.

Interest Rate Risk and Credit Risk

MMC has historically managed its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC’s asset base. During 2007, virtually all of MMC’s variable rate borrowings were repaid.

Interest income generated from MMC’s cash investments as well as invested fiduciary funds will vary with the general level of interest rates, particularly short-term interest rates.

MMC had the following investments subject to variable interest rates:

(In millions of dollars)	December 31, 2009
Cash and cash equivalents invested in money market funds, certificates of deposit and time deposits (Note 1)	$1,707
Fiduciary cash and investments (Note 1)	$3,559

These investments and debt instruments are discussed more fully in Note 1 to the consolidated financial statements appearing in Item 8 of this report.

Based on the above balances, if short-term interest rates increase by 10%, or 8 basis points, over the course of the year, annual interest income, including interest earned on fiduciary funds, would increase by approximately $3 million.

In addition to interest rate risk, our cash investments and fiduciary fund investments are subject to potential loss of value due to counterparty credit risk. To minimize this risk, MMC and its subsidiaries invest pursuant to a Board-approved investment policy. The policy mandates the preservation of principal and liquidity and requires broad diversification with counterparty limits assigned based primarily on credit rating and type of investment. MMC carefully monitors its cash and fiduciary fund investments and will further restrict the portfolio as appropriate to market conditions. The majority of cash and fiduciary funds are invested in short-term bank deposits and liquid money market funds.

Foreign Currency Risk

The translated values of revenue and expense from MMC’s international operations are subject to fluctuations due to changes in currency exchange rates. The non-U.S. based revenue that is exposed to foreign exchange fluctuations is approximately 55% of total revenue. Note 17 details revenue by geographic area. We periodically use forward contracts and options to limit foreign currency exchange rate exposure on net income and cash flows for specific, clearly defined transactions arising in the ordinary course of business. Although MMC has significant revenue generated in foreign locations which is subject to foreign exchange rate fluctuations, in nearly all cases both the foreign currency revenue and expenses are in the functional currency of the foreign location. As such, the U.S. dollar translation of both the revenues and expenses, as well as the potentially offsetting movements of various currencies against the U.S. dollar, generally tends to mitigate the impact on net operating income of foreign currency risk. However in 2009, MMC’s consulting segment was impacted by significant currency exchange rate movements, particularly in Sterling and the Euro, which reduced the translated amount of 2009 operating income by approximately $60 million compared with 2008. MMC estimates that a 10% movement of major foreign currencies (Euro, Sterling, Australian dollar and Canadian dollar) in the same direction against the U.S. dollar that held over the course of the year would impact full year net operating income by approximately $40 million.

Equity Price Risk

MMC holds investments in public and private companies, as well as in certain private equity funds managed by Stone Point Capital. Publicly traded investments of $38 million are classified as available for sale. Non-publicly traded investments of $53 million are accounted for using the cost method and $189 million are accounted for using the equity method. The investments that are classified as available for sale or that are not publicly traded are subject to risk of changes in market value, which if determined to be other than temporary, could result in realized impairment losses. MMC periodically reviews the carrying value of such investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements.

Other

A significant number of lawsuits and regulatory proceedings are pending. See Note 16 to the consolidated financial statements.

Management’s Discussion of Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding MMC’s financial statements because their application places the most significant demands on management’s judgment, and requires management to make estimates about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.

Legal and Other Loss Contingencies

MMC and its subsidiaries are subject to numerous claims, lawsuits and proceedings. GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. Significant management judgment is required to apply this guidance. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability.

In addition, to the extent that insurance coverage is available, significant management judgment is required to determine the amount of recoveries that are probable of collection under MMC’s various insurance programs.

Retirement Benefits

MMC maintains qualified and non-qualified defined benefit pension and defined contribution plans for its eligible U.S. employees and a variety of defined benefit and defined contribution plans for its eligible non-U.S. employees. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign laws.

MMC recognizes the funded status of its overfunded defined benefit pension and retiree medical plans as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The gains or losses and prior service costs or credits that have not been recognized as components of net periodic costs are recorded as a component of Accumulated Other Comprehensive Income (“AOCI”), net of tax, in MMC’s consolidated balance sheets.

The determination of net periodic pension cost is based on a number of actuarial assumptions, including an expected long-term rate of return on plan assets, the discount rate and assumed rate of salary increase. Significant assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 8 to the consolidated financial statements. MMC believes the assumptions for each plan are reasonable and appropriate and will continue to evaluate actuarial assumptions at least annually and adjust them as appropriate. Based on its current assumptions, MMC expects pension expense in 2010 to increase approximately $110 million compared with 2009.

Future pension expense or credits will depend on plan provisions, future investment performance, future assumptions and various other factors related to the populations participating in the pension plans. Holding all other assumptions constant, a half-percentage point change in the rate of return on plan assets and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which together comprise approximately 87% of total pension plan liabilities, as follows:

	0.5 Percentage Point Increase		0.5 Percentage Point Decrease

(In millions of dollars)	U.S.	U.K.	U.S.	U.K.
Assumed Rate of Return on Plan Assets	$(17)	$(26)	$17	$26
Discount Rate	$(26)	$(22)	$29	$36

Changing the discount rate and leaving the other assumptions constant may not be representative of the impact on expense, because the long-term rates of inflation and salary increases are often correlated with the discount rate.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the U.S. is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. The key assumptions and sensitivity to changes in the assumed health care cost trend rate are discussed in Note 8 to the consolidated financial statements.

Income Taxes

MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating uncertain tax positions. MMC reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step involves recognition. We determine whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period and involve significant management judgment. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue.

Tax law requires items be included in MMC’s tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which a benefit has already been recorded in the financial statements. In assessing the need for and amount of a valuation allowance for deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. MMC evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income by jurisdiction, in assessing the need for a valuation allowance. MMC also considers tax-planning strategies that would result in realization of deferred tax assets, and the presence of taxable income in prior carryback years if carryback is permitted under the appropriate tax law. The underlying assumptions MMC uses in forecasting future taxable income require significant judgment and take into account MMC’s recent performance. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences or carryforwards are deductible or creditable. Valuation allowances are established for deferred tax assets when it is estimated that it is more likely than not future taxable income will be insufficient to fully use a deduction or credit in that jurisdiction.

Fair Value Determinations

Investment Valuation—MMC holds investments in both public and private companies, as well as certain private equity funds. The majority of the public investments are accounted for as available for sale securities. Certain investments, primarily investments in private equity funds, are accounted for using the equity method. Although not directly recorded in MMC’s consolidated balance sheets, MMC’s defined benefit pension plans hold investments of approximately $9 billion. The fair value of these investments determines, in part, the over- or under-funded status of those plans, which is included in MMC’s consolidated balance sheets. MMC periodically reviews the carrying value of its investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements. MMC bases its review on the facts and circumstances as they relate to each investment. Fair value of investments in private equity funds is determined by the funds’ investment managers. Factors considered in determining the fair value of private equity investments include: implied valuation of recently completed financing rounds that included sophisticated outside investors; performance multiples of comparable public companies; restrictions on the sale or disposal of the investments; trading characteristics of the securities; and the relative size of the holdings in comparison to other private investors and the public market float. In those instances where quoted market prices are not available, particularly for equity holdings in private companies, or formal restrictions limit the sale of securities, significant management judgment is required to determine the appropriate value of MMC’s investments. MMC reviews with the fund manager the appropriateness of valuation results for significant private equity investments.

Goodwill Impairment Testing—MMC is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. MMC performs the annual impairment test for each of its reporting units during the third quarter of each year. Fair values of the reporting units are estimated using a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities, as well as an allocation of those assets and liabilities not recorded at the reporting unit level. MMC performed interim goodwill impairment assessments in its Risk Consulting & Technology segment which resulted in an impairment charge of $315 million recorded in the first quarter of 2009 and impairment charges totaling $540 million recorded in the first and second quarters of 2008. The impairment charges included in discontinued operations were $315 million and $504 million in 2009 and 2008, respectively. MMC completed its 2009 annual review in the third quarter of 2009 and concluded that the remaining goodwill was not impaired. The fair value estimates used in this assessment are dependent upon assumptions and estimates about the future profitability and other financial ratios of our reporting units, as well as relevant financial data, recent transactions and market valuations of comparable public companies. In addition, in the most recent goodwill impairment assessment, the excess of the estimated fair value of the Oliver Wyman reporting unit over its carrying value declined substantially compared with prior years’ valuations. If in the future, the performance of our reporting units varies from our projections, or our assumptions or estimates about future profitability of our reporting units change, the estimated fair value of our reporting units could change materially and could result in an impairment of goodwill, particularly with regard to the Oliver Wyman reporting unit.

Share-based Payment

The guidance for accounting for share-based payments requires, among other things, that the estimated fair value of stock options be charged to earnings. Significant management judgment is required to determine the appropriate assumptions for inputs such as volatility and expected term necessary to estimate option values. In addition, management judgment is required to analyze the terms of the plans and awards granted thereunder to determine if awards will be treated as equity awards or liability awards, as defined by the accounting guidance.

As of December 31, 2009, there was $15.2 million of unrecognized compensation cost related to stock option awards. The weighted-average periods over which the costs are expected to be recognized is 1.9 years. Also as of December 31, 2009, there was $262 million of unrecognized compensation cost related to MMC’s restricted stock, restricted stock unit and deferred stock unit awards.

See Note 9 to the consolidated financial statements for additional information regarding guidance for accounting for share-based payments.

New Accounting Pronouncements

Note 1 contains a summary of the Company’s significant accounting policies, including a discussion of recently issued accounting pronouncements and their impact or potential future impact on MMC’s financial results, if determinable.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

See the information set forth under the heading “Market Risk and Credit Risk” above under Part II, Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”).